PROMISSORY NOTE

$140,709.00	July 1, 2006
Newark, Delaware

FOR VALUE RECEIVED, Theater Xtreme Entertainment Group, Inc., a Florida corporation (the “Company”), promises to pay to the order of Theaters 4U, LLC, a Pennsylvania limited liability company (the “Holder”), the principal amount (the “Principal Amount”) of One Hundred Forty Thousand Seven Hundred Nine Dollars and 00/100 ($140,709.00), together with interest accruing on the outstanding principal balance from the date hereof, as provided in this Note.

This Note is being delivered by the Company pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of July 1, 2006 among the Company, the Holder and Brian Wagner, Anthony Kilker and Kevin Hughes (the “Principals”). Any capitalized terms used herein but not otherwise defined shall have those meanings ascribed to them in the Purchase Agreement.

This Note is subject to the following provisions, terms and conditions:

ARTICLE I -   PAYMENT TERMS

1.1  Interest Rate. All amounts outstanding under this Note shall bear interest at a rate equal to 7.0% per annum.

1.2  Maturity. The Principal Amount and all accrued interest thereon shall be payable in full on or before December 31, 2006 (the “Maturity Date”).

1.3  Repayment. The Company shall pay consecutive monthly installments of the Principal Amount and accrued interest equal to $3,000.00 per installment, commencing on July 31, 2006 and payable thereafter on the first day of each month up to and including November 30, 2006. A final balloon payment in the amount of $130,441.64 shall be due and payable on December 31, 2006. All amounts due and payable under this Note shall be made in lawful money of the United States of America in immediately available funds to the Holder at the address set forth in Section 4.1 hereof or at such other location as the Holder may designate in writing to the Company from time to time.

1.4  Prepayment.

This Note may be prepaid by the Company in whole or in part at any time without penalty provided that any such prepayment shall be applied first to any accrued and unpaid interest hereunder up to the date of such prepayment and then to the balance of the Principal Amount outstanding hereunder.

1.5  Acceleration. If, prior to the Maturity Date, the Company receives funding from outside investors as a result of any issuance, or series of issuances, of shares of the Company’s capital stock totaling at least $3,000,000.00 in gross proceeds, the Holder or any subsequent holder of this Note may, at its option, by notice in writing sent by registered or certified mail to the Company, declare the entire unpaid balance of the Principal Amount, together with all interest accrued thereon and all other amounts due under this Note, to be due and payable within five business days following such notice; provided, however, that this right of acceleration shall only apply following the Company’s actual receipt of at least $3,000,000.00 in cash or other immediately available funds.

ARTICLE II -   EVENT OF DEFAULT

2.1  Events of Default Defined.

Any of the following that shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) shall constitute an event of default (each an “Event of Default”):

(a)  the nonpayment of the Principal Amount, interest or any other amount due and payable under this Note within 30 days after the same shall have become due and payable, whether at the Maturity Date, by acceleration or otherwise; or

(b)  if an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or if the Company shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if the Company shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property; or

(c)  if any case, proceeding or other action against the Company shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of the Company or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Company; and if, in each such case, such condition shall continue for a period of 90 days undismissed, undischarged or unbonded.

2.2  Holder’s Remedies Upon Default.

Upon the occurrence of any Event of Default described in Section 2.1, the Holder or any subsequent holder of this Note may, at its option, by notice in writing sent by registered or certified mail to the Company, declare the entire unpaid balance of the Principal Amount together with all interest accrued thereon and all other amounts due under this Note to be immediately due and payable, without any presentment, demand, protest or other notice of any kind to the Company, all of which are hereby expressly waived. No course of dealing on the part of the Holder or any subsequent holder of this Note nor any delay or failure on the part of such holder of this Note to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder’s rights, powers and remedies.

2.3  Company’s Remedies Upon Breach by Holder or the Principals.

Notwithstanding anything to the contrary in this Note, upon any default or breach by the Holder or any Principal of any of its or their covenants, obligations or representations or warranties under the Purchase Agreement, the Company shall be entitled to offset any amounts representing damages, including reasonable attorneys’ fees, incurred by the Company arising out of such default or breach. Any such offset shall not impair the Company’s rights against the Holder or a Principal under any available remedy at law or in equity.

ARTICLE III -   AMENDMENT; ASSIGNMENT

3.1  Amendment.

Any term, covenant, agreement or condition of this Note may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Company and the Holder or any subsequent holder of this Note.

3.2  Effect of Amendment or Waiver.

Any such amendment or waiver shall apply to and be binding upon the Holder and any subsequent holder of this Note and upon the Company and their respective successors and assigns, whether or not this Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

3.3  Assignment. This Note may be assigned or otherwise transferred by the Company upon notice to, but without requiring the consent from, the Holder; provided, that this Note shall be assumed by and become the obligation of, and be binding upon, each such assignee of the Company and the successors, assigns, heirs and representatives of such assignee. The Holder may assign this Note and its rights hereunder without consent of the Company; provided, that the Holder and each subsequent holder of this Note shall provide prior written notice to the Company.

ARTICLE IV -   MISCELLANEOUS

4.1  Notices. All notices required to be given to the parties hereunder shall be in writing and shall be (a) personally delivered (and deemed received when delivered and acknowledgment of receipt is given), or (b) mailed by certified or registered mail, return receipt requested (and deemed received three (3) days after delivery to the U.S. Postal Service, whether or not accepted by addressee), or (c) by telecopy (and deemed received when sent and confirmation of receipt is made), or (d) by any recognized overnight courier service guaranteeing delivery within twenty-four (24) hours (and deemed received on the scheduled date of delivery), and addressed to the respective parties hereto at the following addresses unless and until a different address has been designated by written notice to the other party:

if to the Company, to:

Theater Xtreme Entertainment Group, Inc.
250 Corporate Boulevard
Suite E
Newark, DE 19702
Attention: Scott Oglum, Chairman and Chief Executive Officer
Phone: (302) 455-1334
Facsimile: (302) 455-1612

if to the Holder, to:

Theaters 4U, LLC
8 South 5th Street
Frackville, PA 17931
Attention: Brian Wagner
Phone: (570) 449-1623
Facsimile: (570) 874-2130

Any party may by notice given in accordance with this Section 4.1 to the other parties designate another address, fax number or person for receipt of notices hereunder.

4.2  Binding Upon Successors. This Note shall be binding upon the Company and its successors, assigns and legal representatives, and it shall inure to the benefit of the Holder and any subsequent holder of this Note and their respective successors, assigns and legal representatives.

4.3  Loss, Theft, Etc.

Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Note, and in the case of such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Note, the Company shall make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. At the discretion of the Company, the Company may accept in lieu of a bond of indemnity, the affidavit of the holder that sets forth the fact of loss, theft or destruction and of its ownership of this Note at the time of such loss, theft or destruction as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

4.4  Person Deemed Holder.

Prior to any transfer or assignment of this Note by the Holder, the Company may deem and treat the Holder as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal thereof and interest due thereon and for all other purposes, and the Company shall not be affected by any notice to the contrary.

4.5  Governing Law.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, excluding its conflicts of law principles.

4.6  Section and Other Headings.

The section and other headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by a duly authorized officer as of the day and year first above written.

THEATER XTREME ENTERTAINMENT GROUP, INC.

By:/s/ Kenneth D. Warren
Kenneth D. Warren
President and Chief Operating Officer